As filed with the Securities and Exchange Commission on April 3, 1995

                                                    Registration No. 33-

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                              ________________
                                  Form S-8

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                           TPI ENTERPRISES, INC.
           (Exact name of registrant as specified in its charter)

         NEW JERSEY                            22-1899681
      (State or other                      (I.R.S. Employer
      jurisdiction of                      Identification No.)
      incorporation  or
      organization)

                             3950 RCA BOULEVARD
                                 SUITE 5001
                     PALM BEACH GARDENS, FLORIDA  33410
                  (Address of Principal Executive Offices)

           TPI ENTERPRISES, INC. 401(K) RETIREMENT SAVINGS PLAN
                          (Full title of the plan)

                           Robert A. Kennedy
                        Executive Vice President
                          TPI Enterprises, Inc.
                           3950 RCA Boulevard
                               Suite 5001
                    Palm Beach Gardens, Florida  33410

                              (407) 691-8800
         (Telephone number, including area code, of agent for service)

                    Please send copies of communications to
                          Ronald C. Barusch, Esq.
                    Skadden, Arps, Slate, Meagher & Flom
                         1440 New York Avenue, N.W.
                           Washington, D.C.  20005
                             (202) 371-7000



                         CALCULATION OF REGISTRATION FEE

           Title of                   Proposed     Proposed
          Securities                  maximum      maximum
            to be     Amount to       offering    aggregate    Amount of
          registered      be          price per    offering   registration
                      registered(1)   share(2)     price(2)       fee

          Common       1,000,000       $5.25      $5,250,000    $1,810.34
          Stock, par    shares
          value $.01
          per share

        (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

        (2) Estimated pursuant to Rule 457(c) and (h), on the basis of the average of the high and low prices of the registrant's Common Stock as reported by the NASDAQ National Market System on March 27, 1995, a date within five business days prior to the date of filing of this Registration Statement.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

                    The following documents heretofore filed by TPI Enterprises, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (File No. 0-7961) are incorporated herein by reference:

                    1. Annual Report on Form 10-K for the year ended December 25, 1994.

                    2. As to the Company's common stock, which is registered under Section 12 of the Exchange Act, the description of such class of securities as given in Article Third of the Company's Restated Certificate of Incorporation and Certificate of Amendment dated March 25, 1987 (filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1986) and in the Certificate of Amendment thereto dated November 10, 1988 (filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1988).

                    3. All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which registers all securities then remaining unsold, as of the date of filing of such documents.

          ITEM 4.   DESCRIPTION OF SECURITIES

          Not applicable.

          ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not applicable.

          ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

                    Paragraph SIXTH of TPI Enterprises' Restated
          Certificate of Incorporation, as amended ("Paragraph Sixth") limits personal liability of its officers and directors to the fullest extent permitted by law and Article XI of TPI Enterprises' By-Laws provides for the indemnification of TPI Enterprises' officers and directors to the fullest extent permitted by law.

                    Article XI of TPI Enterprises' By-Laws. Article XI provides that directors and officers have a right to indemnification, to the fullest extent permitted by law, for expenses (including attorney's fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement incurred by any director or officer which arise from any threatened, pending or completed proceeding (other than a proceeding by or in the right of TPI Enterprises (a "Derivative Action")) by reason of the fact that such person was a director or officer of TPI Enterprises or is or was a director or officer of TPI Enterprises or is or was a director or officer of TPI Enterprises serving, at the request of TPI Enterprises, as a director, officer, trustee or employee of another corporation, partnership, employee benefit plan or other enterprise, unless the action giving rise to the claim for indemnification was not taken in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of TPI Enterprises, and in the case of a criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. TPI Enterprises shall pay the expenses of a director or officer in connection with a Derivative Action which involves a director or officer by reason of his being or having been a director or officer if such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of TPI Enterprises; provided that where the director or officer is adjudged to be liable to TPI Enterprises with respect to such claim, issue or matter, indemnification would be available only to the extent authorized by the court. Article XI provides that the rights of directors and officers thereunder are contractual rights.

                    In accordance with New Jersey Law, Article XI provides that indemnification of directors and officers may be made by TPI Enterprises only as authorized in a specific case upon a determination that the director or officer met the applicable standard of conduct set forth above, unless such indemnification is otherwise authorized by a court. Such determination shall be made by the Board or a committee thereof or, in certain circumstances, by written opinion of independent legal counsel. Article XI also provides that directors and officers may apply to a court for an award of indemnification by TPI Enterprises for unpaid amounts claimed thereunder, and that if such suit is successful on the merits or otherwise, the expenses incurred in connection with such proceeding shall also be reimbursed by TPI Enterprises. Article XI provides that, while it is a defense to such a suit that the person claiming indemnification has not met the applicable standard of conduct making indemnification permissible under the New Jersey Business Corporation Act, the burden of proving such defense shall be on TPI Enterprises and neither the failure of TPI Enterprises to have made a determination that indemnification is proper, nor an actual determination that such person has not met the applicable standard of conduct, nor the termination of any proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere, shall be a defense to the action or create a presumption that such person has not met the applicable standard of conduct.

                    As permitted by New Jersey Law, Article XI also requires that TPI Enterprises advance expenses to an indemnified party as authorized by the Board upon receipt of an undertaking to repay those amounts unless it is ultimately determined that such person is entitled to indemnification. In addition, Article XI provides, as permitted by New Jersey Law, that TPI Enterprises may purchase and maintain insurance on behalf of its directors and officers against any expenses incurred and liabilities asserted against any director or officer by reason of his being or having been such, whether or not TPI Enterprises would have the power to indemnify such person against such expenses and liabilities under Article XI. TPI Enterprises presently maintains such insurance on behalf of its directors and officers.

                    Article XI further provides that (i) TPI
          Enterprises may indemnify directors and officers against excise taxes assessed on a person with respect to an employee benefit plan; and (ii) with respect to employee benefit plans, a person who acted in good faith or in a manner believed to be in the best interest of the participants and beneficiaries of an employee benefit plan will be deemed to have acted not opposed to the best interest of TPI Enterprises as referred to in Article XI.

                    Paragraph Sixth of the Restated Certificate of Incorporation. Paragraph Sixth is intended to give TPI Enterprises' directors and officers the fullest protection against personal liability that is permitted under the New Jersey Business Corporation Act. Paragraph Sixth eliminates personal liability of directors and officers to TPI Enterprises or its shareholders for monetary damages for breach of any duty as a director or officer owed to TPI Enterprises or its shareholders, except for any breach of duty based upon an act or omission: (i) in breach of the duty of loyalty to TPI Enterprises or its shareholders; (ii) not in good faith or involving a knowing violation of law; or (iii) resulting in receipt by the director or officer of an improper personal benefit. Paragraph Sixth further provides that no amendment or repeal of Paragraph Sixth shall adversely affect any right or protection of a director or officer of TPI Enterprises existing at the time of such amendment or repeal.

                    Paragraph Sixth eliminates personal liability of directors and officers for violations of their fiduciary duty of care and absolves directors and officers from liability to TPI Enterprises or its shareholders for negligence in the performance of their duties, including gross negligence. Paragraph Sixth does not, however, limit the availability of equitable remedies such as an injunction or recision based on a director's or officer's breach of the duty of care. In addition, Paragraph Sixth does not insulate directors and officers of TPI Enterprises from liability to TPI Enterprises or its shareholders for breach of the duty of loyalty or for specified conduct involving "bad faith." Paragraph Sixth does not apply to acts or omissions of directors or officers that occurred before its adoption, and does not limit or affect the shareholders' ability to seek and obtain relief under any other law, including the federal securities laws.

                    Insurance.  The directors and officers of TPI
          Enterprises are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

          ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.


          ITEM 8.   EXHIBITS


           EXHIBIT                        DESCRIPTION
           NUMBER

             4(a) TPI Enterprises, Inc. 401(k) Retirement Savings Plan (filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 25, 1994 and incorporated herein by reference)

             4(b) Description of the Company's common stock as given in Article Third of the Company's Restated Certificate of Amendment dated March 25, 1987 (filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1991 and incorporated herein by reference) and in the Certificates of Amendment thereto dated November 10, 1988 (filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1988 and incorporated herein by reference)

             23          Consent of Deloitte & Touche LLP

             24 Power of Attorney (included on signature page of this Registration Statement)

                    An opinion of counsel (Exhibit Number 5) is not being filed since the securities being registered are not original issuance securities.

                    The Company undertakes to submit the 401(k) Plan to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the 401(k) Plan under 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended.

          ITEM 9.   UNDERTAKINGS

               The Company hereby undertakes:

               1.   (a)- To file, during any period in which sales are
                         being made, a post-effective amendment to this registration statement to include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (b)- That, for the purpose of determining any
                         liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (c)- To remove from registration by means of a
                         post-effective amendment any of the
                         securities being registered which remain unsold at the termination of the offering.

               2.      - That, for purposes of determining any
                         liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
                         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3.      - Insofar as indemnification for liabilities
                         arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, and the State of Florida, on the 31st day of March, 1995.

                                        TPI ENTERPRISES, INC.

                                        /s/  J. Gary Sharp
                                        By:  J. Gary Sharp
                                             President and
                                               Chief Executive Officer

                                   POWER OF ATTORNEY

                    We, the undersigned directors and officers of TPI Enterprises, Inc. and each of us, do hereby constitute and appoint each of J. Gary Sharp and Frederick W. Burford, either of whom may act without the joinder of the other, our true and lawful attorneys-in-fact and agents, with power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys-in-fact and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, and any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and we do hereby ratify and confirm all that each of the said attorneys-in-fact and agents, or their substitute or substitutes shall do or cause to be done by virtue hereof.

                    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                   Signature              Title            Date

           /s/ J. Gary Sharp         President,        March 31, 1995
           _______________________   Chief
           J. Gary Sharp             Executive
                                     Officer and
                                     Director
                                     (principal
                                     executive
                                     officer)

           /s/ Frederick W. Burford  Executive Vice    March 31, 1995
           ________________________  President,
           Frederick W. Burford      Chief Financial
                                     Officer and
                                     Director
                                     (principal
                                     financial and
                                     accounting
                                     officer)

           /s/ Paul James Siu        Director          March 31, 1995
           _______________________
           Paul James Siu

           /s/ Edwin B. Spievack     Director          March 31, 1995
           _______________________
           Edwin B. Spievack

           /s/ Osvaldo Cisneros      Director          March 31, 1995
           _______________________
           Osvaldo Cisneros

           /s/ Thomas M. Taylor      Director          March 31, 1995
           _______________________
           Thomas M. Taylor

           /s/ John L. Marion, Jr.   Director          March 31, 1995
           _______________________
           John L. Marion, Jr.

           /s/ Douglas K. Bratton    Director          March 31, 1995
           _______________________
           Douglas K. Bratton

           /s/ Lawrence F. Levy      Director          March 31, 1995
           ________________________
           Lawrence F. Levy



               The Plan. Pursuant to the requirements of the Securities Act of 1933, the Trustee of the TPI Enterprises, Inc. 401(k) Retirement Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Palm Beach Gardens, and the State of Florida, on the 3rd day of April, 1995.

                              TPI ENTERPRISES, INC. 401(K)
                              RETIREMENT SAVINGS PLAN

                               Plan Administrator

                              By: /s/ Frederick W. Burford
                                    Name: Frederick W. Burford
                                    Title:   Plan Administrator



                                  Exhibit Index

              Exhibit           Description of Exhibit           Page
              Number

           4(a)          TPI Enterprises, Inc. 401(k)
                         Retirement Savings Plan  (filed as
                         an exhibit to the Company's Annual
                         Report on Form 10-K for the year
                         ended December 25, 1994 and
                         incorporated herein by reference)

           4(b)          Description of the Company's
                         common stock as given in Article
                         Third of the Company's Restated
                         Certificate of Amendment dated
                         March 25, 1987 (filed as an
                         exhibit to the Company's Annual
                         Report on Form 10-K for the year
                         ended December 31, 1991 and
                         incorporated herein by reference)
                         and in the Certificates of
                         Amendment thereto dated November
                         10, 1988 (filed as an exhibit to
                         the Company's Annual Report on
                         Form 10-K for the year ended
                         December 31, 1988 and incorporated
                         herein by reference)

           23            Consent of Deloitte & Touche LLP

           24            Power of Attorney (included on
                         signature page of this
                         Registration Statement)


                                                         Exhibit 23

                        INDEPENDENT AUDITORS' CONSENT

                    We consent to the incorporation by reference in this Registration Statement of TPI Enterprises, Inc. on Form S-8 of our reports dated March 10, 1995 appearing in the Annual Report on Form 10-K of TPI Enterprises, Inc. for the fiscal year ended December 25, 1994.

          /s/ Deloitte & Touche LLP

          Memphis, Tennessee

          March 31, 1995